Exhibit (m)(16)

SERVICE AGREEMENT

This Agreement is entered into as of June 18, 2014 between Lincoln Retirement Services Company, LLC (“Recordkeeper”) organized as an Indiana limited liability company, and GMO Series Trust (“Series Trust”), an investment company with multiple series (each, a “Fund” and together, the “Funds”) registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and organized as a Massachusetts business trust.

Pursuant to an agreement between Recordkeeper and certain retirement plans (each a “Plan”), Recordkeeper performs administrative and recordkeeping services for the Plans, including recordkeeping, account maintenance, shareholder communications, and reporting services. It is contemplated that an investment adviser, trustee, sponsor or administrative committee of the Plan (“Plan Representative”), on behalf of the Plan and Plan Participants, will invest assets of the Plan in shares of multiple pooled investment vehicles, including, from time to time, in shares of the Fund(s) listed on Schedule A, as such Schedule may be amended from time to time pursuant to paragraph 19 below.

The parties hereto agree as follows:

1.	Services. The Recordkeeper shall provide (pursuant to its agreement with the Plan) administrative services including recordkeeping, account maintenance, shareholder communications, and reporting with respect to the Plan participants’ accounts which may include furnishing proxy material, periodic Fund reports, prospectuses and other communications to Plan and Plan participants as required by applicable federal and/or state law.

Series Trust will not be responsible for recordkeeping, account maintenance, shareholder communications, reporting and processing services for Plan participants.

2.	Expenses.

(a)	Except as otherwise provided in this Agreement, each party shall bear all expenses incidental to the performance of its obligations pursuant to this Agreement.

(b)	Each Fund shall provide sufficient quantities at its expense of its proxy material, periodic Fund reports to shareholders, prospectuses and other material to Recordkeeper. Recordkeeper, or its agent, shall distribute such items to the Plan or Plan Participants at its expense.

3.	Overpayments to Recordkeeper. In the event any overpayment is made to the Recordkeeper or the Plan by the Series Trust, the Recordkeeper, after it receives notice of such overpayment, shall make a good faith effort to collect such overpayment from the applicable Plan’s account and repay such overpayment to the Series Trust, except that the Recordkeeper shall be responsible for the repayment to the Series Trust of overpayments due to inaccurate information provided by the Recordkeeper.

4.	Business Continuity. Recordkeeper has developed and implemented a business continuity plan adequate to ensure its ongoing ability to meet its service and operating obligations in accordance with industry best practices.

5.	Compliance with Laws. At all times Recordkeeper shall comply with all laws, rules and regulations applicable to it by virtue of entering into this Agreement.

Recordkeeper shall within a reasonable time notify Series Trust or its designee of any breach of its obligations under this Agreement.

At all times, Series Trust shall comply with all laws, rules and regulations applicable to it by virtue of entering into this Agreement.

6.	Liability of Recordkeeper for Actions of its Agents or Affiliates. Recordkeeper is solely responsible for actions or omissions by any affiliates or agents of Recordkeeper who perform services or obligations required of Recordkeeper hereunder to the same extent as if such action or omission was performed by Recordkeeper directly, and failure by such affiliate or agent to perform under or comply with this Agreement will not relieve Recordkeeper of any of its obligations under this Agreement.

7.	Representations and Warranties. Each party represents that it is free to enter into this Agreement and that by doing so it will not breach or otherwise impair any other agreement or understanding with any other person, corporation or other entity.

Recordkeeper further represents, warrants and covenants that:

(a)	it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement; and

(b)	the arrangements and fees, if any, provided for in this Agreement will be disclosed to the Plan through the Plan Representative.

Series Trust further represents, warrants and covenants that:

(a)	it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement; and

(b)	each Fund is registered as an investment company or series of an investment company under the 1940 Act, and its shares are registered under the Securities Act of 1933, as amended (the “1933 Act”).

8.	Communications Concerning the Funds. Recordkeeper and its agents shall prepare communication and disclosure materials regarding the Funds based only on the current prospectus or statement of additional information or other current materials furnished by Series Trust or its designee to Recordkeeper. It shall be the sole and exclusive responsibility of Recordkeeper to complete all required regulatory compliance reviews and filing with all governing regulatory agencies of any Plan communications relating to Series Trust and the Funds prepared by Recordkeeper before first use.

9.	Operation of Funds. Recordkeeper’s performance of its obligations pursuant to this Agreement shall be subject to the terms and conditions set forth in each Fund’s prospectus, as in effect from time to time. In no way shall the provisions of this Agreement limit the authority of any Fund or Series Trust to take such action as it may deem appropriate or advisable in connection with all matters relating to the operation of such Fund and the sale of its shares.

10.	Relationship of Parties. All services performed hereunder by Recordkeeper shall be as an independent contractor and not as an employee or agent of Series Trust or any of the Funds, and none of the parties shall hold itself out as an agent of any other party with the authority to bind such party.

11.	Use of Names. Except as otherwise expressly provided for in this Agreement, Recordkeeper shall not use, nor shall it allow its employees or agents to use, the name or logo of Series Trust or the Funds, any affiliate of Series Trust, or any products or services sponsored, managed, advised, administered, or distributed by Series Trust or any of its affiliates, for advertising, trade or other commercial or noncommercial purposes without the express prior written consent of Series Trust.

12.	Confidentiality: The parties agree to keep in strict confidence all information, including the terms of this Agreement, pertaining to the performance of the services performed in connection with this Agreement, except such information that is required to be disclosed by any regulator or auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

13.	Monitoring Market Timing:

(a)	Information Sharing Agreement. Recordkeeper and Series Trust agree to the terms of the Shareholder Information Agreement required pursuant to Rule 22c-2 under the 1940 Act attached hereto as Schedule B and made a part hereof.

(b)	At times during which the Plan has investments in the Fund, Recordkeeper agrees to:

i)	Monitor frequent trading and, if necessary, restrict purchase and exchange transactions by Plan participants pursuant to Recordkeeper’s internal policies and procedures, a copy of which is provided with this Agreement and annually thereafter;

ii)	Monitor frequent trading and, if necessary, restrict purchase and exchange transactions by Plan participants pursuant to Series Trust’s Frequent Trading/Market Timing Policy and Procedures, a copy of which is provided with this Agreement; or

iii)	If Recordkeeper does not monitor frequent trading, Recordkeeper agrees to prohibit purchase and exchange transactions within

30 calendar days of another redemption/exchange/purchase transaction by Plan participants.

(c)	During periods in which the Recordkeeper has an obligation to act pursuant to Section 14(b), on a periodic basis Recordkeeper will provide a written report indicating whether any Plan participants have been identified as engaging in frequent trading and what action, if any, was taken by the Recordkeeper, and

(d)	Recordkeeper will provide an annual certification to Series Trust that its agreement to monitor or restrict trading, as the case may be, was in effect during the prior year, and will continue as such during the coming year.

14.	Large trade notification. The Recordkeeper agrees to make a reasonable business effort to provide the Series Trust with advance notice of all large trade estimates that is has received estimated to exceed $ 1 million.

15.	Termination or Assignment. This Agreement may be terminated upon sixty (60) days advance written notice (or in the case of termination, suspension, or restriction of sales of Fund shares by the Series Trust, in which case the earlier of 30 days advance written notice or the termination date established by the Series Trust shall be the date for termination of the Agreement) to the other party. Furthermore, each party may terminate this Agreement at any time by giving written notice to the other party in the event of a material breach of this Agreement by the other party that is not cured within 30 days.

Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the parties. This Agreement shall inure to the benefit of and be binding upon both parties and their respective successors and permitted assigns. Both parties agree to give as much prior notice as is administratively and/or legally practicable in the event of its intent to assign this Agreement.

16.	Notices. Each notice required by this Agreement shall be given in writing and delivered personally or mailed by certified mail or courier service to the other party at the following address or such other address as each party may give notice to the other:

If to Recordkeeper, to:

Lincoln Retirement Services Company, LLC

1300 South Clinton Street

Post Office Box

Fort Wayne, IN 46802

Attn: Funds Management

If to Series Trust or any Fund, to:

President

GMO Series Trust

40 Rowes Wharf

Boston, MA 02110

with a copy to:

GMO Series Trust Operations

GMO Shareholder Services

40 Rowes Wharf

Boston, MA 02110

17.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of The Commonwealth of Massachusetts applicable to agreements executed and to be performed therein.

18.	Massachusetts Business Trust. GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust of GMO Series Trust is on file with the Secretary of The Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Series Trust by a Trustee/Officer in his/her capacity as Trustee/Officer of the Series Trust and not individually, and that the obligations of or arising out of this Agreement with respect to each series of the Series Trust are not binding upon any of the Series Trustees, officers, or shareholders individually or any other series, but are binding only upon the assets and property of the Funds listed in Schedule A, severally and not jointly.

19.	Modification. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only by a writing signed by each of the parties.

20.	Non-Exclusivity. Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

21.	Complete Agreement. This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.

22.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

23.

Force Majeure. Neither party shall be responsible under this Agreement for any delay or failure to perform its duties, and shall not be liable hereunder for any loss or damage in association with such delay or failure to perform, for or in consequence of any circumstance or event which is beyond the reasonable control of the affected party and which adversely affects the performance by the affected party of its obligations hereunder, including any event caused by, arising out of or involving (a) an act of God, (b) any strike or other work stoppage, whether partial or total, or (c) any other cause similarly beyond the reasonable control of the affected party.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first above written.

LINCOLN RETIREMENT SERVICES COMPANY, LLC

By:	/s/ Kristin Curtin
Print Name:	Kristin Curtin
Title:	Assistant Vice President

GMO SERIES TRUST, on behalf of the Funds listed on Schedule I separately and not jointly.

By:	/s/ Jason Harrison
Print Name:	Jason Harrison
Title:	Vice President
Reviewed By:	MSD

* GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of GMO Series Trust by a Trustee/officer of the Series Trust in his/her capacity as Trustee/officer and not individually, and that the obligations of or arising out of this Agreement with respect to each series of GMO Series Trust are not binding upon any of the Trustees or shareholders individually, but are binding upon the assets and property of that series.

SCHEDULE A

LIST OF FUNDS AND FEES

FUND	Share Class	CUSIP #
GMO Benchmark Free Allocation Series Fund R4	R4	380131417
GMO Benchmark Free Allocation Series Fund R5	R5	380131391
GMO Benchmark Free Allocation Series Fund R6	R6	380131383
GMO Core Plus Bond Series Fund R4	R4	380131649
GMO Core Plus Bond Series Fund R5	R5	380131631
GMO Core Plus Bond Series Fund R6	R6	380131623
GMO Emerging Countries Series Fund R4	R4	380131672
GMO Emerging Countries Series Fund R5	R5	380131664
GMO Emerging Countries Series Fund R6	R6	380131656
GMO Foreign Fund Series Fund R4	R4	380131714
GMO Foreign Fund Series Fund R5	R5	380131698
GMO Foreign Fund Series Fund R6	R6	380131680
GMO Global Asset Allocation Series Fund R4	R4	380131441
GMO Global Asset Allocation Series Fund R5	R5	380131433
GMO Global Asset Allocation Series Fund R6	R6	380131425
GMO Global Equity Allocation Series Fund R4	R4	380131474
GMO Global Equity Allocation Series Fund R5	R5	380131466
GMO Global Equity Allocation Series Fund R6	R6	380131458
GMO International Bond Series Fund R4	R4	380131615
GMO International Bond Series Fund R5	R5	380131599
GMO International Bond Series Fund R6	R6	380131581
GMO International Equity Allocation Series Fund R4	R4	380131516
GMO International Equity Allocation Series Fund R5	R5	380131490
GMO International Equity Allocation Series Fund R6	R6	380131482
GMO International Developed Equity Allocation Series Fund R4	R4	380131375
GMO International Developed Equity Allocation Series Fund R5	R5	380131367
GMO International Developed Equity Allocation Series Fund R6	R6	380131359
GMO Quality Series Fund R4	R4	380131409
GMO Quality Series Fund R5	R5	380131508
GMO Quality Series Fund R6	R6	380131607
GMO U.S. Core Equity Series Fund R4	R4	380131102
GMO U.S. Core Equity Series Fund R5	R5	380131201
GMO U.S. Core Equity Series Fund R6	R6	380131300

SCHEDULE B

INFORMATION SHARING AGREEMENT

The provisions set forth below are included in and made a part of the Service Agreement between Recordkeeper and Series Trust.

Capitalized terms not defined in this Schedule B have the meaning set forth in the Service Agreement.

WHEREAS, the Series Trust, on behalf of the Funds (which, for purposes of this Schedule B, also includes a Fund’s principal underwriter and transfer agent), is required to enter into an information sharing agreement to comply with Rule 22c-2 under the 1940 Act (“Rule 22c-2”);

NOW THEREFORE, the parties agree to the following provisions:

1.	Shareholder Information.

(a) Agreement to Provide Information. Recordkeeper agrees to provide to the Fund or its designee, upon written request, the taxpayer identification number (“TIN”), Individual/International Taxpayer Identification Number (“ITIN”) or Government Issued Identifier (“GII”) of any or all Plan Participant(s) or account and the amount, date, name or other identifier of any investment professional(s) associated with the Plan Participant(s) or account, and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of shares of a Fund held through any account maintained by the Recordkeeper, or held in nominee name by the Plan or Recordkeeper, during the period covered by the request.

(i) Period Covered by Request. Requests must set forth a specific period, not to exceed 180 days from the date of the request, for which transaction information is sought. The Fund or its designee may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by a Fund.

(ii) Form and Timing of Response. Recordkeeper agrees to transmit the requested information specified in Section 1(a) (“Tier 1 Information) to the Fund or its designee promptly, but in any event not later than 10 business days, after receipt of a request; provided, however, if the Fund requests information that is not Tier 1 Information or transaction information that is older than 180 days, Recordkeeper agrees to transmit the requested information not later than 20 business days after receipt of a request. If requested by the Fund or its designee, Recordkeeper agrees to use best efforts to determine promptly whether any account, Plan Participant, or other person about whom Recordkeeper has provided information pursuant to Section 1(a) is itself a financial intermediary (including financial intermediaries defined under 22c-2) (an

“Indirect Intermediary”) and, upon further request by a Fund or its designee, Recordkeeper agrees promptly either to: (i) provide (or arrange to have provided) the requested information set forth in Section 1(a) for those Plan Participants who hold an account or otherwise own shares through such Indirect Intermediary; or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

(iii) Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Recordkeeper.

(b) Agreement to Restrict Trading. Recordkeeper agrees upon direction of the Fund or its designee to execute written instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges of shares of a Fund by a Plan Participant, an account holder, or Indirect Intermediary that has been identified by the Fund or its designee as having engaged in or facilitated transactions (directly or indirectly) that violate policies established or utilized by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by a Fund.

(i) Form of Instructions. Instructions must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Plan Participant(s) or account(s) or other agreed upon information to which the instruction relates.

(ii) Timing of Response. Recordkeeper agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Recordkeeper.

(iii) Confirmation by Recordkeeper. Recordkeeper must provide written confirmation to the Fund or its designee that instructions have been executed. Recordkeeper agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

(c) Definition. For purposes of this Schedule C, the term “written” includes electronic writings and facsimile transmissions.

2. Role of Parties. For the avoidance of doubt, the parties acknowledge and agree that the services provided by Recordkeeper are not those of an underwriter within the meaning of the 1933 Act or the 1940 Act.